Exhibit 99.1

NewsRelease

TC PipeLines, LP to Acquire North Baja from TransCanada and to Eliminate General Partner's 50% Incentive Distribution Rights

OMAHA, Nebraska – May 20, 2009 – TC PipeLines, LP (Nasdaq: TCLP) (the Partnership) today announced it has entered into an agreement to acquire North Baja Pipeline, LLC (North Baja) from TransCanada Corporation (TSX, NYSE: TRP) (TransCanada).  As part of this transaction, the Partnership also announced an agreement to amend the Incentive Distribution Rights (IDRs) held by TC PipeLines GP, Inc. (the General Partner) to eliminate the 50 per cent distribution threshold and reset IDRs to two per cent with a maximum incentive distribution of 25 per cent.  The aggregate consideration provided to TransCanada will include a combination of cash and common units totalling approximately $395 million. The transaction is expected to be accretive to Partnership cash flows on a per unit basis.

“The acquisition of North Baja from TransCanada provides the Partnership with a high quality asset offering supply diversity and long-term contracts, stable earnings and solid cash flow,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “The restructuring of the General Partner incentive distribution rights better positions the Partnership to pursue future acquisitions and expansion projects by reducing our cost of capital.” Girling added, “The sale of North Baja, the restructuring of the Incentive Distribution Rights and the increased ownership of TransCanada all position the Partnership to potentially play a greater role in the financing of TransCanada's C$19 billion capital program.”

The North Baja Pipeline System is an 80-mile natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. North Baja consists of 30 and 36-inch diameter pipeline with a capacity of 600 million cubic feet per day and is underpinned by long-term contracts extending, on average, to 2026.

Under the terms of the amendment to the IDRs, the General Partner’s incentive distribution levels will be reset to two per cent down from the current 50 per cent. Levels will then increase to 15 per cent and be capped at 25 per cent when quarterly distributions increase to $0.81 and $0.88 per common unit or $3.24 and $3.52 per common unit on an annualized basis, respectively. The amendment is conditioned on the expiration of a regulatory waiting period for the transfer of ownership of North Baja to the Partnership. The current quarterly distribution is $0.705 per common unit or $2.82 on an annualized basis.

The transaction will be financed by a draw of up to $200 million on the Partnership’s $250 million senior revolving credit facility, and the issuance of 6,371,680 of new Partnership common units to affiliates of the General Partner. With the close of this transaction, expected by the end of second quarter 2009, TransCanada’s ownership of the Partnership will increase to 42.6 per cent.

The Conflicts Committee comprised of independent directors of TC PipeLines, LP reviewed the transaction and was advised by UBS Investment Bank as financial advisor and Orrick, Herrington & Sutcliffe LLP as legal counsel.

Analyst/Media Teleconference Dial-in and Webcast Information

The Partnership will hold a conference call on Wednesday, May 20, 2009 at 11:00 a.m. (Mountain) / 1:00 p.m. (Eastern) to discuss this announcement. To participate, please call (866) 225-2055. A replay of the conference call will also be available two hours after the conclusion of the call and until 10:00 p.m. (Mountain) and midnight (Eastern), Wednesday, May 27, 2009, by dialing (800) 408-3053, then entering pass code 1825075#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include our ability to identify, negotiate and finance potential business opportunities, market conditions, and other risks inherent in an investment in us as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859
(800) 608-7859

Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772
investor_relations@tcpipelineslp.com